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                    November 19, 2021

       Isaac H. Sutton
       Chairman and Chief Executive Officer
       Corporate Universe, Inc.
       2093 Philadelphia Pike #8334
       Claymont, DE 19703

                                                        Re: Corporate Universe,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 26,
2021
                                                            File No. 000-56271

       Dear Mr. Sutton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Matt Stout